UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLONY NORTHSTAR, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND	35-2563017
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

515 S. FLOWER STREET, 44TH FLOOR

LOS ANGELES, CALIFORNIA 90071

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

COLONY NORTHSTAR, INC. 2014 OMNIBUS STOCK INCENTIVE PLAN

(FULL TITLE OF THE PLAN)

RONALD M. SANDERS, ESQ.

712 FIFTH AVENUE, 35TH FLOOR

NEW YORK, NEW YORK 10019

(212) 230-3300

(NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

INCLUDING AREA CODE, OF AGENT FOR SERVICE)

Include by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Class A Common Stock, par value $0.01 per share	11,341,967	$15.82	$179,429,917.94	$20,795.93

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration statement also covers an indeterminate number of additional shares that may become issuable under the Colony NorthStar, Inc. 2014 Omnibus Stock Incentive Plan (the “Omnibus Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Estimated solely for purposes of computing the registration fee. In accordance to Rule 457(c) and (h) under the Securities Act, the maximum offering price per share and maximum aggregate offering price shown are based on the average of the high and the low prices per share of Common Stock of the Company as reported on the New York Stock Exchange on January 6, 2017, which was $15.82 per share.

EXPLANATORY NOTE

On January 10, 2017, NorthStar Asset Management Group Inc., a Delaware corporation (“NSAM”), merged with and into Colony NorthStar, Inc. (formerly known as New Polaris Inc.), a Maryland corporation (the “Company”), in order to redomesticate NSAM into a Maryland corporation with the Company surviving the merger, followed by a series of internal reorganization transactions with subsidiaries of NorthStar Realty Finance Corp., a Maryland corporation (“NRF”), resulting in NRF becoming a wholly owned subsidiary of one such subsidiary (“New NRF Parent”), and the merger of New NRF Parent with and into the Company, and finally the merger of Colony Capital Inc., a Maryland corporation (“Colony”), with and into the Company, with the Company surviving each of such merger transactions as the combined company (collectively, the “Mergers”), pursuant to the Agreement and Plans of Merger, dated as of June 2, 2016, by and among NSAM, Colony, NRF, the Company, New NRF Parent, NorthStar Realty Finance Limited Partnership, Sirius Merger Sub-T, LLC, and New Sirius Merger Sub LLC, as amended from time to time (the “Merger Agreement”). As a result of the Mergers, the Company became the successor to NSAM, and, pursuant to Rule 12g-3(a) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Class A common stock of the Company, as the successor issuer to NSAM, are deemed registered under Section 12(b) of the Exchange Act. Following the Mergers, the Class A common stock of the Company was listed on the New York Stock Exchange (the “NYSE”) under the symbol “CLNS” in the same manner that shares of common stock of NSAM were listed on the NYSE.

PART I

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Colony NorthStar, Inc. 2014 Omnibus Stock Incentive Plan (the “Omnibus Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the SEC are incorporated by reference in this Registration Statement, as of their respective dates:

(a) NSAM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 29, 2016, as amended by Amendment No. 1, as filed with the SEC on March 29, 2016, including all material incorporated by reference therein;

(b) NSAM’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2016, as filed with the SEC on May 10, 2016, for the quarterly period ended June 30, 2016, as filed with the SEC on August 9, 2016, and for the quarterly period ended September 30, 2016, as filed with the SEC on November 9, 2016; and

(c) NSAM’s Current Reports on Form 8-K, as filed with the SEC on February 2, 2016, April 15, 2016, May 10, 2016, June 3, 2016, June 7, 2016, June 8, 2016, July 29, 2016, August 4, 2016, October 17, 2016, November 7, 2016, November 8, 2016, November 23, 2016, and December 12, 2016; and

(d) our Current Reports on Form 8-K (excluding any information furnished therein), as filed with the SEC on January 10, 2017; and

(e) the description of our Class A common stock included in our Registration Statement on Form S-4, as amended, initially filed with the SEC on July 29, 2016.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The

MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Pursuant to the terms of the Plan, no member of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”), or any similar committee of the Board performing functions of the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Omnibus Plan and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description

4.1	Agreement and Plans of Merger, dated as of June 2, 2016, among NorthStar Realty Finance Corp., Colony Capital, Inc., NorthStar Asset Management Group Inc., Colony NorthStar, Inc. (formerly known as New Polaris Inc.), New Sirius Inc., NorthStar Realty Finance Limited Partnership, Sirius Merger Sub-T, LLC and New Sirius Merger Sub, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 on July 29, 2016 (File No. 333-212739))

5.1*	Opinion of Hogan Lovells US LLP

10.1	Colony NorthStar, Inc. 2014 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8POS on January 10, 2017 (File No. 333-197104))

23.1*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Ernst & Young LLP

23.4*	Consent of Grant Thornton LLP

23.5*	Consent of Grant Thornton LLP

24.1	Power of Attorney (included in the signature page hereto)

*	Filed herewith.

ITEM 9. UNDERTAKINGS.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 10, 2017.

COLONY NORTHSTAR, INC.

By:	/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas J. Barrack, Jr., Richard B. Saltzman and Darren J. Tangen, and each of them severally, her or his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Colony NorthStar, Inc. (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of shares of common stock of the Company that are issuable pursuant the Colony NorthStar, Inc. 2014 Omnibus Stock Incentive Plan, including, without limiting the generality of the foregoing, to sign any amendments and supplements relating to the Registration Statement (including post-effective amendments) under the Securities Act and to sign any instrument, contract, document or other writing of or in connection with any amendments and supplements relating to the Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/Thomas J. Barrack, Jr. Thomas J. Barrack, Jr.	Director and Executive Chairman	January 10, 2017

/s/ David T. Hamamoto David T. Hamamoto	Director and Executive Vice Chairman	January 10, 2017

/s/ Richard B. Saltzman Richard B. Saltzman	Chief Executive Officer (Principal Executive Officer)	January 10, 2017

/s/ Darren J. Tangen Darren J. Tangen	Chief Financial Officer (Principal Financial Officer)	January 10, 2017

/s/ Neale Redington Neale Redington	Chief Accounting Officer (Principal Accounting Officer)	January 10, 2017

/s/ Douglas Crocker II Douglas Crocker II	Director	January 10, 2017

/s/ Nancy A. Curtin Nancy A. Curtin	Director	January 10, 2017

/s/ Jon A. Fosheim Jon A. Fosheim	Director	January 10, 2017

/s/ George G.C. Parker George G.C. Parker	Director	January 10, 2017

/s/ John A. Somers John A. Somers	Director	January 10, 2017

/s/ John L. Steffens John L. Steffens	Director	January 10, 2017

/s/ Charles W. Schoenherr Charles W. Schoenherr	Director	January 10, 2017

/s/ Justin Metz Justin Metz	Director	January 10, 2017

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Agreement and Plans of Merger, dated as of June 2, 2016, among NorthStar Realty Finance Corp., Colony Capital, Inc., NorthStar Asset Management Group Inc., Colony NorthStar, Inc. (formerly known as New Polaris Inc.), New Sirius Inc., NorthStar Realty Finance Limited Partnership, Sirius Merger Sub-T, LLC and New Sirius Merger Sub, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 on July 29, 2016 (File No. 333-212739))

5.1*	Opinion of Hogan Lovells US LLP

10.1	Colony NorthStar, Inc. 2014 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8POS on January 10, 2017 (File No. 333-197104))

23.1*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Ernst & Young LLP

23.4*	Consent of Grant Thornton LLP

23.5*	Consent of Grant Thornton LLP

24.1	Power of Attorney (included in the signature page hereto)

*	Filed herewith.